Exhibit 10.2

ACKNOWLEDGMENT AND TERMINATION AGREEMENT

THIS ACKNOWLEDGMENT AND TERMINATION AGREEMENT (this “Agreement”) is made and entered into as of September 11, 2023, by and between EZGO Technologies Ltd., a British Virgin Islands business company (the “Company”) and Empery Asset Master, LTD, Empery Tax Efficient, LP, and Empery Tax Efficient, III, LP (collectively, “Empery” and together with the Company, each individually, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Aegis Capital Corp. (“Placement Agent”) are parties to that certain Engagement Agreement dated August 17, 2023 (the “Engagement Agreement”);

WHEREAS, pursuant to the Engagement Agreement, the Placement Agent was appointed to serve as an agent to act as the Company’s exclusive underwriter, placement agent and investment banker, as applicable;

WHEREAS, on September 6, 2023, the Company announced entry into a securities purchase agreement (the “Securities Purchase Agreement”) with Empery, Sabby Volatility Warrant Master Fund, Ltd., and CVI Investments, Inc. (collectively, the “Investors”) to purchase in the aggregate $10 million of the Company’s ordinary shares and warrants to purchase ordinary shares (the “Transaction”);

WHEREAS, following execution of the Securities Purchase Agreement, one of the Investors sold shares of stock of the Company (“Pre-Settlement Shares”) and became unconditionally bound to purchase such Pre-Settlement Shares from the Company pursuant to Section 2.1 of the Securities Purchase Agreement; and

WHEREAS, the Investors, the Company and the Placement Agent have come to a mutual agreement as to the Termination of the Securities Purchase Agreement, except as to the obligations relating to the Pre-Settlement Shares, and not to close the Transaction as contemplated under the terms and conditions of the Securities Purchase Agreement, as more fully set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

TERMINATION OF THE SECURITIES PURCHASE AGREEMENT

1.1 Acknowledgements. The Parties acknowledge and agree that the Transaction has not been completed and that no shares or warrants (the “Securities”) other than the Pre-Settlement Shares have been sold or issued by the Company pursuant to the terms of the Securities Purchase Agreement and no closing of the Transaction will be consummated.

1.2 Agreement. Each of the Parties agree that the Securities Purchase Agreement is hereby terminated in its entirety and is void ab initio. As a result of the termination of the Securities Purchase Agreement, each of the Parties agrees that the Investors have no further rights or obligations thereunder and that the Company has no further rights or obligations thereunder.

1.3 Issuance of Press Release and Compliance. The Parties hereby agree that promptly after the full execution of termination agreements by the Investors, Placement Agent and the Company, on its behalf, shall issue a press release, in a form reasonably acceptable to the Company and the Placement Agent, announcing that the Transaction has been terminated and that the Company is not issuing any of the Securities to the Investors and that the Investors are not providing any funds to the Company other than with respect to the Pre-Settlement Shares. Additionally, the Parties agree that the Company is authorized to respond to all inquiries from the Nasdaq Stock Market LLC, the Securities and Exchange Commission and any other governmental or regulatory authority related to the Transaction and the termination thereof.

1.4 Expenses. No further payments shall be required to be made by any Party pursuant to the Securities Purchase Agreement. Each Party shall bear its own costs and expenses in connection therewith. Nothing in this section shall require any Party to repay to any other Party any amounts previously paid by such Party, pursuant to the terms of the Securities Purchase Agreement.

ARTICLE II

MISCELLANEOUS

2.1. Interpretation. The words “hereof,” “herein” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the word “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” No provision of this Agreement shall be construed to require any of the Parties, or any of their respective subsidiaries, affiliates, assigns, or representatives to take any action that would violate any applicable law.

2.2. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

2.3. Amendments and Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by all of the Parties, or their assigns where applicable.

2.4. Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the Parties acknowledge have been merged into this Agreement. The Parties acknowledge and agree that none of the Parties has made any representation or promise in connection with this Agreement that is not contained herein.

2.5. Parties in Interest. This Agreement shall be binding upon, and inure to the benefit of and be enforceable by, each of the Parties and their respective successors and assigns.

2.6. Capacity and Authorization. The Parties agree that the persons executing this Agreement on behalf of the Parties have the necessary and appropriate authority and capacity to execute, deliver, and perform this Agreement, and that this Agreement is enforceable in accordance with its terms. The Parties agree that this Agreement is fully and adequately supported by consideration and is fair and reasonable. The Parties further agree that each Party has: (a) had the opportunity to consult with legal counsel of its choice as such Party may have desired with respect to all matters resolved herein; (b) participated fully in the negotiation and preparation of this Agreement; and (c) carefully reviewed this Agreement and is entering into same freely. Accordingly, this Agreement shall not be more strictly construed against any Party.

2.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without reference to principles of conflict of laws or choice of laws.

2.9. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Parties. Signature pages delivered by facsimile or e-mail shall have the same force and effect as an original signature

[Signature Page Follows]

[SIGNATURE PAGE TO TERMINATION AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Termination Agreement to be duly executed as of the day and year first above written.

Company

EZGO Technologies Ltd

By:	/s/ Jianhui Ye
Name:	Jianhui Ye
Title:	Chief Executive Officer

Investor

Empery Asset Master, LTD

By: Empery Asset Management, LP, its authorized agent

By:	/s/ Brett Director
Name:	Brett Director
Title:	General Counsel

Empery Tax Efficient, LP

By: Empery Asset Management, LP, its authorized agent

By:	/s/ Brett Director
Name:	Brett Director
Title:	General Counsel

Empery Tax Efficient III, LP

By: Empery Asset Management, LP, its authorized agent

By:	/s/ Brett Director
Name:	Brett Director
Title:	General Counsel

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